EXHIBIT 10.55
THE USEC INC.
PENSION RESTORATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008)
JANUARY 2008

USEC INC.
PENSION RESTORATION PLAN
ARTICLE I — ESTABLISHMENT AND PURPOSE
     1.1. The Plan. USEC Inc. (the “Corporation”) hereby amends and restates the USEC Inc. Pension Restoration Plan, as set forth herein, effective January 1, 2008 (the “Plan”). The Plan was initially established effective September 1, 1999.
     1.2. Purpose. The general purposes of this Plan are to (a) provide the amount of the benefit which would otherwise be paid under the Employees’ Retirement Plan of USEC Inc., as amended from time to time (the “Qualified Plan”) but which cannot be paid under that plan on account of the limitations imposed by the Internal Revenue Code of 1986, as amended from time to time (“Code”); and (b) provide supplemental death benefits to the beneficiaries of certain Participants.
     1.3. Application of Plan. The provisions of this Plan, as herein amended and restated, shall apply to benefits payable to eligible employees of the Corporation commencing on or after January 1, 2008. It is intended that the provisions of this Plan with respect to Grandfathered Benefits have not been and shall not be materially modified from the provisions in effect on October 3, 2004, and the Plan shall be construed consistent with that intent. As amended, Non-Grandfathered Benefits for which payment commenced after December 31, 2004 and prior to January 1, 2008 have been paid in good-faith compliance with the requirements of Section 409A. This restatement shall not apply to benefits that were in pay status prior to January 1, 2008.
ARTICLE II — DEFINITIONS AND CONSTRUCTION
     2.1. Definitions. Unless otherwise indicated, the terms used in this Plan shall have the same meaning as they have under the Qualified Plan, as amended from time to time, except that:
          (a) The definition of “Compensation” shall also include (i) amounts deferred by a Participant under the terms of any nonqualified deferred compensation plan maintained by the Corporation; (ii) amounts in excess of the limitations set forth in Section 1.15 of the Qualified Plan that specify the maximum amount of employment compensation that can be taken into account under Section 401(a)(17) of the Code (the “Section 401 Limits”) for determining qualified retirement plan benefits; and (iii) amounts included in a Participant’s taxable income upon the lapse of restrictions on shares of restricted common stock of the Corporation awarded under the USEC Inc. Annual Incentive Program and governed by the USEC Inc. 1999 Equity Incentive Plan, or any successor thereto.
          (b) The definition of “Final Average Compensation” shall mean, for any Participant as of any date, the average annual Compensation paid to the Participant, determined as provided in Section 5.1(a)(i) and (ii) of the Qualified Plan.

     2.2. Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.
     2.3. Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Corporation shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.
     2.4. Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Delaware.
     2.5. Plan Not an Employment Contract. This Plan is not an employment contract. It does not give to any person the right to be continued in employment, and all employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge, or any other change of employment status.
     2.6. Definitions to Implement Section 409A.
          (a) “Disability” shall mean with regard to Non-Grandfathered Benefits, either (i) a medically determinable physical or mental impairment of the Participant that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months that would qualify as a disability under the Corporation’s then current long-term disability plan; provided the Participant has been receiving income replacement benefits under such an accident and health plan maintained by the Corporation for no less than three months; or (ii) any other definition of “disability” that satisfies the requirements of Code Section 409A(a)(2)(C) and Treasury Regulation Section 1.409A-3(i)(4), if such other definition results in an earlier determination of disability.
          (b) “Grandfathered Benefits” shall mean any benefits payable under this Plan for any Participant that were earned by such Participant and vested on or before December 31, 2004 and not materially modified after October 3, 2004, taking into account the benefit formula under the Plan, the Participant’s service and the Participant’s Final Average Compensation as of December 31, 2004.
          (c) “Non-Grandfathered Benefits” shall mean benefits payable under this Plan that are not Grandfathered Benefits, as described in Section 4.1.
          (d) “Retirement” with regard to Non-Grandfathered Benefits shall mean a Participant’s Separation from Service after the earliest of (i) the completion of ten years of Credited Service (as defined in the Qualified Plan) and attainment of age 62, (ii) attainment of age 65; and (iii) the accumulation by the Participant of 85 points, where each year of the Participant’s age and each year of Credited Service (as defined in the Qualified Plan) count for one point.

          (e) “Section 409A” shall mean Code Section 409A together with any and all regulations, rulings and other applicable guidance issued under Code Section 409A.
          (f) “Section 409A Penalties” shall have the meaning set forth in Section 4.10 of this Plan.
          (g) “Separation from Service” shall be interpreted in a manner consistent with the definition of “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h). The Committee retains the right and discretion to specify, and may specify, whether a Separation from Service occurs for individuals providing services to the Corporation immediately prior to an asset purchase transaction in which the Corporation or an Affiliate is the seller who provide services to a buyer after and in connection with such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).
          (h) “Specified Employee” shall mean any person described in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) as determined from time to time by the Committee in its discretion.

ARTICLE III — PARTICIPATION IN THE PLAN
     3.1. Participants. Eligibility for membership in the Plan shall be determined by the Compensation Committee of the Board of Directors of the Corporation, or its delegate (“Committee”) in its sole discretion, on an individual basis, but each Participant must be a member of a select group of management or highly-compensated employees of the Corporation and must be eligible to participate in the Qualified Plan.
     3.2. Benefit Payments. The payment of benefits to the Participant or his beneficiary under this Plan is conditioned upon the continuous employment of the Participant by the Corporation (including periods of disability and authorized leaves of absence) from the date of participation in the Plan until the Participant’s retirement from the Corporation, disability, or death, whichever first occurs. Benefits under the Plan shall become vested upon the earliest of Participant’s retirement from the Corporation, disability, or death. With respect to Non-Grandfathered Benefits, in this Section 3.2, the term “retirement” shall mean “Retirement” as defined in Section 2.6(d) and the term disability shall mean “Disability” as defined in Section 2.6(a).

ARTICLE IV — BENEFITS
     4.1. Amount of Benefits. The benefit payable under this Plan to the Participant with respect to Non-Grandfathered Benefits shall be equal to the difference between the amount in (1) and the amount in (2) where:
(1) is the amount of the retirement benefit that would be payable under the Qualified Plan in the form of a single life annuity beginning at the Participant’s Retirement, before the application of the Section 401 Limits and the Section 415 Limits and by using the definition of compensation as provided in this Plan; and
(2) is the amount of the benefit actually payable under the Qualified Plan commencing at the Participant’s Retirement in the form of a single life annuity.
          The amount payable as Non-Grandfathered Benefits shall be the difference between the amount determined above and the amount of the Grandfathered Benefits.
     4.2. Form of Payment. Grandfathered Benefits payable under this Plan shall be paid in the same form as benefits payable under the Qualified Plan. Non-Grandfathered Benefits shall be paid in a form (either a lump sum or a life annuity) that is the actuarial equivalent of the benefit under the Plan (determined under Section 4.1), as elected by the Participant by the later of December 31, 2007 or the thirtieth (30th) day after the end of the first Plan Year during which the Participant first accrues a benefit under this Plan; provided, however, that any Participant who also participates in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) must elect the same form of payment under the 2006 SERP. A Participant who elects a life annuity form of payment may elect any form of life annuity available under the Qualified Plan that is the actuarial equivalent of the normal retirement benefit hereunder, and may subsequently select a different type of actuarially equivalent life annuity available under the Qualified Plan with the same scheduled date for the first annuity payment. If no election with respect to the form of payment is made by the Participant within the applicable election period, a Participant’s Non-Grandfathered Benefits shall be paid in the form of a lump sum payment.
     Notwithstanding the foregoing, if the lump sum actuarial equivalent of any benefits payable (or remaining payable) is $10,000 or less, when aggregated with any limited cashout from any other non-account balance deferred compensation plan of the Corporation or its affiliates covering the Participant, the Committee may, in its sole discretion, direct the payment of such benefits due a Participant, spouse, or beneficiary under this Plan in the form of such lump sum amount. The actuarial assumptions for computing the lump sum amount shall be the same actuarial assumptions used to compute a lump sum amount under the Qualified Plan. The payment of the lump sum shall be in full discharge of the Corporation’s obligations under this Plan to the Participant, his spouse, or beneficiaries.
     4.3. Commencement Date. Grandfathered Benefits payable under this Plan shall commence on or about the same date that benefits commence under the Qualified Plan. Vested Non-Grandfathered Benefits shall be paid (or commence) upon the earliest of Separation from Service, death or Disability, and shall commence no later than the ninetieth (90th) day following the Participant’s death, Disability or, subject to Section 4.9, Separation from Service.

     4.4. Death Benefits. No death benefit shall be paid under this Plan except as provided in this section. A death benefit shall be payable to a surviving spouse or other beneficiary designated by the Participant if a death benefit is payable under the terms of the Qualified Plan. With regard to Grandfathered Benefits, death benefits shall be paid at the same time and in the same form as provided under the Qualified Plan. With regard to Non-Grandfathered Benefits, death benefits shall be paid at the time and in the form provided in accordance with the provisions of Sections 4.2 and 4.3 hereof for Non-Grandfathered Benefits. Such death benefit shall be computed using the same factors and assumptions used to compute the applicable death benefit under the Qualified Plan, except that the amount of the death benefit shall be computed with respect to the amount of the benefit the Participant accrues under this Plan.
     4.5. Disability Benefits. With regard to Grandfathered Benefits, a disability benefit shall be paid to a Participant if and to the same extent a disability benefit is payable under the terms of the Qualified Plan and at the same time and in the same form as provided under the Qualified Plan. With regard to Non-Grandfathered Benefits, a disability benefit shall only be paid to a Participant if such Participant is determined to have a Disability as such term is defined in Section 2.6(a) of this Plan and shall be paid at the time and in the form provided in accordance with the provisions of Sections 4.2 and 4.3 hereof for Non-Grandfathered Benefits. Such disability benefit shall be computed using the same factors and assumptions used to compute the applicable disability benefit under the Qualified Plan, except that the amount of the disability benefit shall be computed with respect to the amount of the benefit the Participant accrued under this Plan.
     4.6. Funding. All amounts paid under this Plan shall be in cash from the general assets of the Corporation. Benefits shall be reflected on the accounting records of the Corporation but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No employee shall have any right, title or interest whatever in or to any investment reserves, accounts, or funds that the Corporation may purchase, establish, or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship of any kind between the Corporation and an employee or any other person. Neither an employee nor a beneficiary of any employee shall acquire any interest greater than that of an unsecured creditor.
     4.7. Tax Withholding. The Corporation may withhold from a payment any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Corporation may reasonably estimate as necessary to cover any taxes for which the Corporation may be liable and which may be assessed with regard to such payment.
     4.8. Nontransferabilty. An employee or his beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
     4.9. Specified Employees. Notwithstanding any other provision of this Plan, Non-Grandfathered Benefits to be paid pursuant to this Plan based upon a Participant’s Separation from Service at a time when the Committee has determined that such Participant is a Specified Employee shall not be paid (or commence) before the date which is six (6) months and one day after the Participant’s Separation from Service. All payments delayed pursuant to this Section shall be aggregated into one lump sum payment and shall be paid without interest as of the first day of the seventh month after such Participant’s Separation from Service.
     4.10. Application of 409A. The Corporation intends for the Plan, as described herein and as may be subsequently amended from time to time, to be written, construed and operated in a manner such that no amounts deferred under the Plan become subject to (i) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (ii) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”). Notwithstanding any other provision of this Plan, acceleration of payment of accrued benefits or any other action (including amendment or termination of the Plan) shall be permitted and effective only to the extent such would not result in amounts deferred under the Plan becoming subject to the Section 409A Penalties.
     4.11. Acceleration of Payments for Tax Obligations. The time or schedule of any payment under this Plan may be accelerated with respect to any Participant at any time to the extent necessary for the payment of any state, local, federal or foreign taxes imposed or required to be withheld in respect of any accrued benefit under the Plan as determined by the Committee in its sole discretion. Any payment made pursuant to this Section shall not exceed in amount the minimum statutory tax withholding or income inclusion obligation and with regard to Non-Grandfathered Benefits shall be made in accordance with Treasury Regulation Sections 1.409A-3(j)(4)(vi) and (vii).

ARTICLE V — ADMINISTRATION
     5.1. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to adopt and review rules relating to the Plan and to make any other determinations for the administration of the Plan, including the authority to delegate to the Named Fiduciary such activities and responsibilities as are necessary for the day to day management and administration of the Plan.
     Subject to the terms of the Plan, the Committee shall have exclusive jurisdiction to (a) select the employees eligible to become Participants; (b) determine the eligibility for, and form and method of any benefit payments; (c) establish the timing of benefit distributions; and (d) settle claims according to the provisions in Article VI.
     5.2. Costs. The Committee may employ such counsel, accountants, actuaries, and other agents as it shall deem advisable. The Corporation shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Committee in the administration of the Plan.
     5.3. Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.
     5.4. Indemnification and Exculpation. The members of the Committee, its agents, and officers, directors, and employees of the Corporation and its affiliates shall be indemnified and held harmless by the Corporation against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Corporation’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

ARTICLE VI — NAMED FIDUCIARY AND CLAIMS PROCEDURE
     6.1. Named Fiduciary. The Named Fiduciary of the Plan and for purposes of the claims procedure under this Plan is the Chief Human Resources Officer of the Corporation. The business address and telephone number of the Chief Human Resources Officer is:
Senior Vice President, Human Resources and Administration
USEC Inc.
6903 Rockledge Drive
Bethesda, Maryland 20817
301-564-3306
          The Corporation shall have the right to change the Named Fiduciary of the Plan created under this Plan. The Corporation shall also have the right to change the address and telephone number of the Named Fiduciary. The Corporation shall give the Participants written notice of any change of the Named Fiduciary, or any change in the address and telephone number of the Named Fiduciary.
     6.2. Payment of Benefits. Benefits shall be paid in accordance with the provisions of this Plan. Upon the occurrence of an event which would make the payment of benefits possible to a Participant under Article IV of this Plan, the Named Fiduciary shall give written notice by registered mail to the Participant, or his beneficiary or contingent beneficiary, of the possible availability of benefits under this Plan. The Participant, or his beneficiary or contingent beneficiary (hereinafter collectively referred to as the “Claimant”) shall then make a written request for the benefits provided under this Plan. This written claim shall be mailed or delivered to the Named Fiduciary by registered mail.
     6.3. Denied Claim. If the claim is denied, either wholly or partially, notice of the decision shall be sent by registered mail to the claimant within a reasonable time period. This time period shall not exceed ninety (90) days after the receipt of the claim by the Named Fiduciary.
     6.4. Written Notice. The Named Fiduciary shall provide such written notice to every claimant who is denied a claim for benefit under this Plan. The notice shall set forth the following information:
          (a) the specific reasons for the denial;
          (b) the specific reference to pertinent Plan provisions on which the denial is based;
          (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (d) appropriate information and explanation of the claims procedure under this Plan to permit the claimant to submit his claim for review.

     6.5. Appeal. The claims procedure under this Plan shall allow the claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Committee.
          (a) The claimant shall exercise his right of appeal by submitting a written request for a review of the denied claim to the Named Fiduciary. This written request for review must be submitted to the Named Fiduciary within sixty (60) days after receipt by the claimant of the written notice of denial.
          (b) The claimant shall have the following rights under this appeal procedure:
(i)	to request a review by the Committee upon written application to the Named Fiduciary;

(ii)	to review pertinent documents with regard to the employee benefit plan created under this Plan;

(iii)	the right to submit issues and comments in writing;

(iv)	to request an extension of time to make a written submission of issues and comments; and

(v)	to request that a hearing be held to consider claimant’s appeal.
     6.6. Review of Appeal. The decision on the review of the denied claim shall promptly be provided by the Committee:
          (a) within forty-five (45) days after the receipt of the request for review if no hearing is held; or
          (b) within ninety (90) days after the receipt of the request for review, if an extension of time is necessary in order to hold a hearing.
(i)	If an extension of time is necessary in order to hold a hearing, the Committee shall give the claimant written notice of the extension of time and of the hearing. This notice shall be given prior to any extension.

(ii)	The written notice of extension shall indicate that an extension of time will occur in order to hold a hearing on claimant’s appeal. The notice shall also specify the place, date, and time of that hearing and the claimant’s opportunity to participate in the hearing. It may also include any other information the Committee believes may be important or useful to the claimant in connection with the appeal.

     6.7. Hearing. The decision to hold a hearing to consider the Claimant’s appeal of the denied claim shall be within the sole discretion of the Committee, whether or not the Claimant requests such a hearing.
     6.8. Written Decision. The Committee’s decision on review shall be made in writing and provided to the Claimant within the specified time periods. This written decision on review shall contain the following information:
          (a) the decision(s);
          (b) the reasons for the decision(s); and
          (c) specific references to the Plan provisions of the Plan on which the decision(s) is/are based.
All of this information shall be written in a manner calculated to be understood by the claimant.

ARTICLE VII — MERGER, AMENDMENT, AND TERMINATION
     7.1. Merger, Consolidation, or Acquisition. The Plan shall be binding upon the Corporation, its assigns, and any successor Corporation which shall succeed to substantially all of its assets and business through merger, consolidation or acquisition.
     7.2. Amendment and Termination. The Board of Directors of the Corporation may amend, modify, or terminate the Plan at any time; provided, however, that no such amendment or termination shall result in any acceleration or delay in the payment of any amount due under this Plan except to the extent such acceleration or delay would not result in the imposition of Section 409A Penalties. In addition, no amendment or termination of the Plan shall be effective to the extent that it would cause the Grandfathered Benefits hereunder to be materially modified within the meaning of Treasury Regulation Section 1.409A-6(a)(4) or otherwise become subject to Section 409A. In the event of a termination of the Plan pursuant to this section, unpaid benefits of Participants who have had a Separation from Service, death or Disability, or benefits of those Participants who are eligible for retirement under the terms of the Qualified Plan shall continue to be an obligation of the Corporation and shall be paid as scheduled.
IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized officer on this 1st day of November, 2007, effective as of the 1st day of January, 2008.
USEC INC.
By: _______________

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